                                                            EXHIBIT 12(a)

                            BANKBOSTON CORPORATION
        COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

                       (Excluding Interest on Deposits)

The Corporation's ratios of earnings to fixed charges (excluding interest on deposits) for the nine months ended September 30, 1997 and 1996 and for the five years ended December 31, 1996 were as follows:

                                                        Nine Months Ended
                                                          September 30,                    Years Ended December 31,
                                                       -------------------   ----------------------------------------------------
(Dollars in millions)
                                                         1997       1996       1996       1995       1994       1993       1992
                                                       --------   --------   --------   --------   --------   --------   --------
Net income                                              $   645    $   449    $   650    $   678    $   542    $   367    $   338
Extraordinary items, net of tax                                                                           7                   (73)
Cumulative effect of changes in accounting
   principles, net of tax                                                                                          (24)
Income tax expense                                          434        341        483        529        422        262        190
                                                       --------   --------   --------   --------   --------   --------   --------
     Pretax earnings                                    $ 1,079    $   790    $ 1,133    $ 1,207    $   971    $   605    $   455
                                                       ========   ========   ========   ========   ========   ========   ========

Fixed charges:
   Portion of rental expense (net of sublease
     rental income) which approximates the
     interest factor                                    $    29    $    30    $    40    $    38    $    35    $    36    $    37

Interest on borrowed funds                                  783        652        873      1,079      1,038        384        352
                                                       --------   --------   --------   --------   --------   --------   --------
         Total fixed charges                            $   812    $   682    $   913    $ 1,117    $ 1,073    $   420    $   389
                                                       ========   ========   ========   ========   ========   ========   ========

Earnings (for ratio calculation)                        $ 1,891    $ 1,472    $ 2,046    $ 2,324    $ 2,044    $ 1,025    $   844
                                                       ========   ========   ========   ========   ========   ========   ========

Total fixed charges                                     $   812    $   682    $   913    $ 1,117    $ 1,073    $   420    $   389
                                                       ========   ========   ========   ========   ========   ========   ========

Ratio of earnings to fixed charges                         2.33       2.16       2.24       2.08       1.90       2.44       2.17
                                                       ========   ========   ========   ========   ========   ========   ========

For purposes of computing the consolidated ratio of earnings to fixed charges "earnings" represent income before extraordinary items and cumulative effect of changes in accounting principles plus applicable income taxes and fixed charges. "Fixed charges" include gross interest expense (excluding interest on deposits) and the proportion deemed representative of the interest factor of rent expense, net of income from subleases.